Exhibit 99.1

Energous Corporation Reports First Quarter 2019 Financial Results

SAN JOSE, Calif. – Apr. 30, 2019 – Energous Corporation (NASDAQ: WATT), the developer of WattUp®, a revolutionary wireless charging 2.0 technology, today announced financial results for the first quarter ended March 31, 2019 and provided an update on its operational progress.

Recent Highlights

•	First WattUp enabled product launched; the Delight Oasis-RC personal sound amplification product

•	Completed $25 million public offering of common stock

•	Added Dan Fairfax to company’s board of directors

•	Appointed Cesar Johnston to Chief Operating Officer and Executive Vice President of Engineering

•	Increased patent count to 215 (188 patents/27 allowed applications as of April 30, 2019)

“We continued to work with customers to bring WattUp enabled products to market, while pursuing international regulatory certifications. We believe we are making the necessary strategic steps to capture the immense opportunity of wireless charging 2.0, and while the pace of reportable progress can be unpredictable, we expect to see increasing chip sales in 2019,” said Stephen R. Rizzone, president and CEO of Energous Corporation. “Our goal is to drive revenue and become cash flow positive as quickly as possible as we focus on the vertical markets we believe will have fastest adoption.”

Unaudited 2019 First Quarter Financial Results

For the first quarter ended Mar. 31, 2019, Energous recorded:

•	Revenue of $66,500

•	Operating expenses of $11.2 million (GAAP), comprised of $6.8 million in research and development, $2.8 million in general and administrative and $1.6 million in sales and marketing expenses

•	Net loss of $11.0 million, or $0.39 per basic and diluted share

•	Adjusted EBITDA (a non-GAAP financial measure) loss of $7.7 million

•	$36.1 million in cash and cash equivalents at the end of the first quarter, with no debt

First Quarter 2019 Conference Call

Energous will host a conference call to discuss its financial results, recent progress and prospects for the future.

When: Tuesday, April 30, 2019

Time: 1:30 p.m. PT (4:30 p.m. ET)

Phone: 888-317-6003 (domestic); 412-317-6061 (international)

Passcode: 6161503

Telephonic replay: Accessible through May 30, 2019

877-344-7529 (domestic); 412-317-0088 (international); passcode 10130882

Webcast: Accessible at Energous.com; archive available for approximately one year

About Energous Corporation

Energous Corporation (NASDAQ: WATT) is leading the next generation of wireless charging—Wireless Charging 2.0—with its award-winning WattUp® technology, which supports fast, efficient contact-based charging, as well as charging over-the-air. WattUp is a scalable, RF-based wireless charging technology that offers substantial improvements in contact-based charging efficiency, foreign object detection, orientation freedom and thermal performance compared to older, coil-based charging technologies. The technology can be designed into many different sized electronic devices for the home and office, as well as the medical, industrial, retail and automotive industries, and it ensures interoperability across products. As a systems solutions company, Energous develops silicon-based wireless power transfer (WPT) technologies and customizable reference designs. These include innovative silicon chips, antennas and software for a wide variety of applications, such as smartphones, fitness trackers, hearables, medical sensors and more. Energous received the world’s first FCC Part 18 certification for at-a-distance wireless charging, and it has more than 200 awarded patents/allowed applications for its WattUp wireless charging technology to-date. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about FCC certification of our technology, regulatory approvals internationally, and customer releases of products utilizing our technology. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

– Financial Tables Follow –

Energous Corporation

BALANCE SHEETS

(Unaudited)

	As of
	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$36,129,119	$20,106,485
Accounts receivable	66,650	44,550
Prepaid expenses and other current assets	490,295	637,708
Operating lease right-of-use assets	287,134	—

Total current assets	36,973,198	20,788,743

Property and equipment, net	1,144,897	1,219,016
Other assets	2,410	2,410

Total assets	$38,120,505	$22,010,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,855,306	$1,861,385
Accrued expenses	1,858,519	1,778,349
Operating lease liabilities	331,261	—

Total current liabilities	4,045,086	3,639,734

Stockholders’ equity:
Preferred Stock, $0.00001 par value, 10,000,000 shares authorized at March 31, 2019 and December 31, 2018; no shares issued or outstanding.	—	—
Common Stock, $0.00001 par value, 50,000,000 shares authorized at March 31, 2019 and December 31, 2017; 30,328,549 and 26,526,303 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively.	303	265
Additional paid-in capital	269,836,155	243,111,741
Accumulated deficit	(235,761,039)	(224,741,571)

Total stockholders’ equity	34,075,419	18,370,435

Total liabilities and stockholders’ equity	$38,120,505	$22,010,169

Energous Corporation

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Revenue:
Engineering product development	$66,500	$25,000

Total revenue	66,500	25,000

Operating expenses:
Research and development	6,800,678	8,721,552
Sales and marketing	1,599,452	1,472,396
General and administrative	2,761,911	3,280,215

Total operating expenses	11,162,041	13,474,163

Loss from operations	(11,095,541)	(13,449,163)

Other income (expense):
Interest income	76,073	5,706

Total	76,073	5,706

Net loss	$(11,019,468)	$(13,443,457)

Basic and diluted net loss per common share	$(0.39)	$(0.55)

Weighted average shares outstanding, basic and diluted	27,939,166	24,536,274

Energous Corporation

Reconciliation of Non-GAAP Information

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Net loss (GAAP)	$(11,019,468)	$(13,443,457)
Add (subtract) the following items:
Interest income	(76,073)	(5,706)
Depreciation and amortization	235,368	299,520
Stock-based compensation	3,171,392	4,609,208

Adjusted EBITDA (non-GAAP)	$(7,688,781)	$(8,540,435)

Contact

Energous Public Relations

PR@energous.com

(408) 963-0200

Investor Relations Contact

Bishop IR

Mike Bishop

(415) 894-9633

IR@energous.com

###